Filed Pursuant to Rule 433

Registration No. 333-209718

Final Term Sheet

January 31, 2017

U.S.$10,000,000,000

AT&T Inc.

U.S.$1,250,000,000 3.200% GLOBAL NOTES DUE 2022

U.S.$750,000,000 3.800% GLOBAL NOTES DUE 2024

U.S.$2,000,000,000 4.250% GLOBAL NOTES DUE 2027

U.S.$3,000,000,000 5.250% GLOBAL NOTES DUE 2037

U.S.$2,000,000,000 5.450% GLOBAL NOTES DUE 2047

U.S.$1,000,000,000 5.700% GLOBAL NOTES DUE 2057

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	3.200% Global Notes due 2022 (the “2022 Notes”)

3.800% Global Notes due 2024 (the “2024 Notes”)

4.250% Global Notes due 2027 (the “2027 Notes”)

5.250% Global Notes due 2037 (the “2037 Notes”)

5.450% Global Notes due 2047 (the “2047 Notes”)

5.700% Global Notes due 2057 (the “2057 Notes”)

TRADE DATE:	January 31, 2017

SETTLEMENT DATE (T+7):	February 9, 2017

MATURITY DATE:	March 1, 2022, at par, for the 2022 Notes

March 1, 2024, at par, for the 2024 Notes

March 1, 2027, at par, for the 2027 Notes

March 1, 2037, at par, for the 2037 Notes

March 1, 2047, at par, for the 2047 Notes

March 1, 2057, at par, for the 2057 Notes

AGGREGATE PRINCIPAL

AMOUNT OFFERED:	$1,250,000,000 for the 2022 Notes

$750,000,000 for the 2024 Notes

$2,000,000,000 for the 2027 Notes

$3,000,000,000 for the 2037 Notes

$2,000,000,000 for the 2047 Notes

$1,000,000,000 for the 2057 Notes

PRICE TO PUBLIC (ISSUE PRICE):	99.924% for the 2022 Notes

99.936% for the 2024 Notes

99.940% for the 2027 Notes

99.529% for the 2037 Notes

99.439% for the 2047 Notes

99.401% for the 2057 Notes

GROSS SPREAD:	0.300% for the 2022 Notes

0.350% for the 2024 Notes

0.400% for the 2027 Notes

0.600% for the 2037 Notes

0.750% for the 2047 Notes

0.800% for the 2057 Notes

PRICE TO AT&T:	99.624% for the 2022 Notes

99.586% for the 2024 Notes

99.540% for the 2027 Notes

98.929% for the 2037 Notes

98.689% for the 2047 Notes

98.601% for the 2057 Notes

NET PROCEEDS:	$1,245,300,000 for the 2022 Notes

$746,895,000 for the 2024 Notes

$1,990,800,000 for the 2027 Notes

$2,967,870,000 for the 2037 Notes

$1,973,780,000 for the 2047 Notes

$986,010,000 for the 2057 Notes

USE OF PROCEEDS:	General corporate purposes, including the repayment of upcoming debt maturities

UNDERWRITERS’

REIMBURSEMENT OF AT&T’S

EXPENSES:	Underwriters to reimburse $4,750,000 of AT&T’s expenses

INTEREST RATE:	3.200% per annum for the 2022 Notes

3.800% per annum for the 2024 Notes

4.250% per annum for the 2027 Notes

5.250% per annum for the 2037 Notes

5.450% per annum for the 2047 Notes

5.700% per annum for the 2057 Notes

INTEREST PAYMENT DATES:	Semiannually on each March 1 and September 1, commencing on September 1, 2017 for the 2022 Notes, the 2024 Notes, the 2027 Notes, the 2037 Notes, the 2047 Notes and the 2057 Notes

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	Each series of Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below). Each series of Notes may be redeemed at any time on or after the applicable Par Call Date, in whole or in part, at a redemption price equal to 100% of the principal amount of such series of Notes to be redeemed. Accrued interest will be payable to the redemption date.

Series	Par Call Date	Make-Whole Spread
2022 Notes	February 1, 2022	20 bps
2024 Notes	January 1, 2024	25 bps
2027 Notes	December 1, 2026	30 bps
2037 Notes	September 1, 2036	35 bps
2047 Notes	September 1, 2046	40 bps
2057 Notes	September 1, 2056	40 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moodys: Baa1 (Review for downgrade)

S&P: BBB+ (CreditWatch Negative)

Fitch: A- (Negative Watch)

JOINT BOOKRUNNERS:	Barclays Capital Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

Commerz Markets LLC, Goldman, Sachs & Co., Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, SG Americas Securities, LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC

SENIOR CO-MANAGERS:	Loop Capital Markets LLC, Regions Securities LLC and U.S. Bancorp Investments, Inc.

CO-MANAGERS:	C.L. King & Associates, Inc., Samuel A. Ramirez & Company, Inc., Siebert Cisneros Shank & Co., L.L.C. and The Williams Capital Group, L.P.

Academy Securities, Inc., CastleOak Securities, L.P., Drexel Hamilton, LLC, MFR Securities, Inc. and Mischler Financial Group, Inc.

CUSIP NUMBER:	00206RDN9 for the 2022 Notes
00206RDP4 for the 2024 Notes
00206RDQ2 for the 2027 Notes
00206RDR0 for the 2037 Notes
00206RDS8 for the 2047 Notes
00206RDT6 for the 2057 Notes

ISIN NUMBER:	US00206RDN98 for the 2022 Notes
US00206RDP47 for the 2024 Notes

US00206RDQ20 for the 2027 Notes
US00206RDR03 for the 2037 Notes
US00206RDS85 for the 2047 Notes
US00206RDT68 for the 2057 Notes
REFERENCE DOCUMENT:	Prospectus Supplement, dated January 31, 2017;
Prospectus, dated February 25, 2016

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS CAPITAL INC. AT 1-888-603-5847, CITIGROUP GLOBAL MARKETS INC. AT 1-800-831-9146 OR DEUTSCHE BANK SECURITIES INC. AT 1-800-503-4611.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.